ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150301

Filed in the office of	Document Number 20140314791-22
Ross Miller Secretary of State State of Nevada	Filing Date and Time 04/29/2014 2:19 PM
	Entity Number C6791-2001

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Broadleaf Capital Partners, Inc,

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

RESOLVED, that the Board hereby adopts the Amended and Restated Certificate of Designations of the Series A Convertible Preferred Stock, $0.01 par value per share, as follows:

[CONTINUED ON ATTACHMENT PAGES]

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS FOR
SERIES A PREFERRED STOCCK
OF
BROADLEAF CAPITAL PARTNERS, INC.

SECTION 1

DESIGNATION AND RANK

1.1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Company a single series of Preferred Stock, the designation of which shall be Series A Preferred Stock, having par value $0.01 per share. The number of authorized shares constituting the Series A Preferred Stock is Nine Hundred (900).

1.2 Rank. With respect to the payment of dividends and other distributions on the capital stock of the Company, including the distribution of the assets of the Company upon liquidation, winding up or dissolution, the Series A Preferred Stock shall rank senior to the Common Stock.

SECTION 2

DIVIDEND RIGHTS

2.1. Dividends and Distributions. Each holder of shares of Series A Preferred Stock shall be entitled to receive dividends or distributions on each such share of Series A Preferred Stock on an "as converted" into Common Stock basis as provided in Section 4 hereof when and if dividends are declared on the Common Stock by the Board. Dividends shall be paid in cash or property, as determined by the Board.

SECTION 3

LIQUIDATION RIGHTS

3.1 Liquidation Preference. There shall be no preference in favor of the holders of the Series A Preferred Stock over the holders of Common Stock or other series of Preferred Stock upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (collectively, "Liquidation"). Upon any Liquidation, the entire net assets of the Company shall be distributed among the holders of the Series A Preferred Stock (on an "as converted basis" into Common Stock), the other series of Preferred Stock subject to the terms of their certificates of designation, and Common Stock, ratably in proportion to each such holder's percentage ownership of the Common Stock of the Company on a fully diluted basis, and such distributions may be made in cash or in property taken at its fair value (as determined in good faith by the Board), or both, at the election of the Board.

SECTION 4

CONVERSION RIGHTS

4.1. Conversion. Each holder of Series A Preferred Stock shall have the right to convert any or all of the shares of Series A Preferred Stock into Common Stock. Each share of Series A Preferred Stock shall be convertible (the "Conversion Rights"), at the option of the holder thereof, at any time, and from time to time, after the date of issuance of such share (subject to Section 4.5 hereof), at the office of the Company or any transfer agent for the Series A Preferred Stock, into One Hundred Thousand (100,000 shares of Common Stock. The shares of Common Stock received upon the exercise of Conversion Rights shall be fully paid and non-assessable shares of Common Stock.

4.2. Adjustments. The Conversion Rights of the Series A Preferred Stock as described in Section 4.1 above shall be adjusted from time to time as follows:

(a) In the event of any reclassification of the Common Stock or recapitalization involving Common Stock (including a subdivision, or combination of shares or any other event described in this Section 4.2) the holder of Series A Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefore in any agreement relating to the reclassification or recapitalization, upon conversion of the Series A Preferred Stock, the kind and number of shares of Common Stock or other securities or property (including cash) to which such holder of Series A Preferred Stock would have been entitled if he had held the number of shares of Common Stock into which the Series A Preferred Stock was convertible immediately prior to such reclassification or recapitalization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holder of the Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities, or property thereafter receivable upon conversion of the Series A Preferred Stock. An adjustment made pursuant to this subparagraph (a) shall become effective at the time at which such reclassification or recapitalization becomes effective. Prior to December 31, 2015, notwithstanding the foregoing, in no event, however, shall the number of Series A Preferred Stock or the number of shares of Common Stock into which the Series A Preferred Stock is convertible be subject to any adjustment resulting from a reverse split of the Common Stock.

(b) In the event the Company shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Company or other entities or persons, assets (excluding cash dividends) or options or rights not referred to in Section 4.2(a) above, the holder of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though he was the holder of the number of shares of Common Stock of the Company into which his shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of shares of Common Stock of the Company entitled to receive such distribution or if no such record date is fixed, as of the date such distribution is made.

4.3. **Procedures for Conversion.**

(a) In order to exercise the Conversion Rights pursuant to Section 4.1 above, the holder shall deliver an irrevocable written notice of such exercise to the Company at its principal office (the "Notice of Conversion"). The holder shall, upon the conversion of Series A Preferred Stock in accordance with this Section 4, surrender the certificate representing such shares of Series A Preferred Stock to the Company, at its principal office, and specify the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. In case the holder shall specify a name or names other than that of the holder, such notice shall be accompanied by payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof), if any, payable upon the issuance of shares of Common Stock in such name or names. Within five (5) business days of the receipt of the Notice of Conversion, the Company shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which the holder shall be entitled. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the date of receipt by the Company of any Notice of Conversion pursuant to this Section 4.3(a), upon the occurrence of any event specified therein. Upon conversion of a share of Series A Preferred Stock, such share shall cease to constitute a share of Series A Preferred Stock and shall represent only a right to receive shares of Common Stock into which it has been converted.

(b) Beginning as of the date hereof, the Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Company issuable upon complete the conversion of the shares of Series A Preferred Stock. In the event that the Company does not have a sufficient number of shares of authorized but unissued shares of Common Stock necessary to satisfy the full conversion of shares of Series A Preferred Stock, then the Company shall call and hold a meeting of the stockholders within thirty (30) calendar days of such occurrence for the sole purpose of increasing the number of authorized shares of Common Stock. The Board shall recommend to stockholders a vote in favor of such proposal and shall vote all shares held by them, in proxy or otherwise, in favor of such proposal. This remedy is not intended to limit the remedies available to the holder of the Series A Preferred Stock, but is intended to be in addition to any other remedies, whether in contract, at law or in equity.

4.4. Notices of Record Date. In the event that the Company shall propose at any time: (i) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall mail to the holder of Series A Preferred Stock: at least ten (10) calendar days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (ii) and (iii) in this Section 4.4, and in the case of the matters referred to in this Section 4.4 (ii) and (iii), written notice of such impending transaction not later than ten (10) calendar days prior to the stockholders' meeting called to approve such transaction,

or ten (10) calendar days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of shares of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) calendar days after the Company has given the first notice provided for herein or sooner than ten (10) calendar days after the Company has given notice of any material changes provided for herein.

4.5 Limitations of Conversion. The Conversion Rights specified herein shall be subject to the following limitations:

(i) The holders of the shares of Series A Preferred Stock may not exercise their Conversion Rights until such time as the Company has sufficient authorized shares of Common Stock in compliance with Section 4.3(b) of this Agreement; and

(ii) No holder of the shares of Series A Preferred Stock shall be entitled to convert the Series A Preferred Stock to the extent, but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such holder to exceed 4.99% of the outstanding shares of Common Stock following such conversion (which provision may be waived by such holder by written notice from such holder to the Company, which notice shall be effective 61 calendar days after the date of such notice).

SECTION 5

VOTING RIGHTS

5.1. General. On all matters, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes and the Series A Preferred Stock shall be counted on an "as converted" basis times 100.. Notwithstanding the foregoing, to the fullest extent permitted by law, the holders of Common Stock shall not be entitled to vote on any proposal, action or amendment that solely affects the rights, powers, preferences, qualifications, powers or restrictions of the Series A Preferred Stock.

SECTION 6

REDEMPTION

6.1. General. The Company shall have no right of redemption of the Series A Preferred Stock without the written consent of all holders of the Series A Preferred Stock.

SECTION 7

MISCELLANEOUS

6.1. Headings of Subdivisions. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

6.2. Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth herein (as this resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

RESOLVED FURTHER, that the Amended and Restated Certificate of Designations shall be effective as of March 31, 2014.